STOCK ESCROW AGREEMENT

This STOCK ESCROW AGREEMENT (this “Agreement”) is made as of _________________, 2008, by and among Renewable Energy Acquisition Corp. (the “Company”), a Nevada corporation, the undersigned parties listed under Investors on the signature page hereto (each, an “Initial Stockholder” and collectively, the “Initial Stockholders”) and Interwest Transfer Company, Inc. (the “Escrow Agent”), a Utah corporation.

WHEREAS, the Company has entered into an Underwriting Agreement, dated ________________, 2008 (“Underwriting Agreement”), with Crusader Securities, Inc., acting as the underwriter (the “Underwriter”), pursuant to which, among other matters, the Underwriter has agreed to offer on a best efforts basis 2,000,000 units (“Units”) of the Company. Each Unit consists of one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), and two warrants (“Warrant”), each Warrant to purchase one share of Common Stock, all as more fully described in the Company’s final Prospectus, dated ________________, 2008 (“Prospectus”) comprising part of the Company’s Registration Statement on Form SB-2 (File No. 333-____________) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on _________________, 2008 (“Effective Date”); and

WHEREAS, the Initial Stockholders have agreed as a condition of the sale of the Units to deposit their shares of Common Stock of the Company, as set forth opposite their respective names in Exhibit A attached hereto (collectively “Escrow Shares”), in escrow as hereinafter provided; and

WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Escrow Agent. The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On or before the Effective Date, each of the Initial Stockholders shall deliver to the Escrow Agent certificates (duly endorsed or with stock powers attached, in either case Medallion guaranteed) representing his, her or its respective Escrow Shares to be held and disbursed subject to the terms and conditions of this Agreement. Each Initial Stockholder acknowledges that the certificate representing his, her or its Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares.

3.1 Each of the Initial Stockholders has agreed, and does agree, with the Company that, if less than 2,000,000 Units are sold under the Prospectus, each will surrender to the Company for cancellation, without consideration, that number of shares of Common Stock equal to the product of the number of the Initial Stockholder’s Escrow Shares held by the Escrow Agent by a fraction, the numerator of which is the number of Units sold in the offering under the Prospectus and the denominator of which is 2,000,000. For example, if the number of Escrow Shares for an Initial Stockholder is 125,000 and 1,000,000 Units are sold in the offering, the Initial Stockholder will surrender to the Company for cancellation 62,500 shares of Common Stock [125,000x(1,000,000/2,000,000)] and the remaining 62,500 shares of Common Stock owned by the Initial Stockholder will remain in escrow with the Escrow Agent. Within two business days following the final closing of the offering of Units described in the Prospectus and provided less than 2,000,000 Units are sold in the offering, the Company will send a written notice to the Escrow Agent in the form attached hereto as Exhibit A (the “Cancellation Notice”), which states the number of Units sold in the offering and the number of Escrow Shares of each Initial Stockholder to be returned to the Company and cancelled pursuant to this Section 3.1. Each of the Initial Stockholders ratifies and approves any Cancellation Notice given by the Company to the Escrow Agent and authorizes and directs the Escrow Agent to act in reliance on the Cancellation Notice signed solely by an officer of the Company and deliver the number of Escrowed Shares to be cancelled pursuant to such Cancellation Notice to the Company/, and further authorizes and directs the Escrow Agent, acting in its capacity as transfer agent of the Company, to cancel the shares of Common Stock so surrendered on the books and records of the Company.

3.2 The Escrow Agent shall release from escrow the Escrow Shares remaining in escrow after any cancellation contemplated by Section 3.1 to the Initial Stockholders on the earlier of (i) the date the Company consummates a merger, stock exchange, asset acquisition or other similar business combination (“Business Combination”) (as described more fully in the Company’s Registration Statement), (ii) the liquidation of the Company, and (iii) the date that is three years following the date of the Prospectus. The Escrow Agent shall have no further duties hereunder after the final disbursement of the Escrow Shares in accordance with this Section 3.2.

4. Rights of Initial Stockholders in Escrow Shares.

4.1. Voting Rights as a Stockholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, the Initial Stockholders shall retain all of their rights as stockholders of the Company during any period in which Escrow Shares are held in escrow, including, without limitation, the right to vote such shares.

4.2. Dividends and Other Distributions in Respect of the Escrow Shares. During any period in which Escrow Shares are held in escrow, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3. Restrictions on Transfer. In order to induce the Underwriter to enter into the Underwriting Agreement, the Initial Stockholders will not offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Initial Stockholders or any affiliate of the Initial Stockholders or any person in privity with the Initial Stockholders or any affiliate of the Initial Stockholders), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any Escrow Shares, or publicly announce an intention to effect any such transaction, during the period in which such Escrow Shares are held in escrow, provided that the foregoing sentence shall not apply to (a) any Escrow Shares disposed of as bona fide gifts, (b) any gifting of Escrow Shares to family members or family trusts, (c) any transfer for estate planning purposes of Escrow Shares to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, or (d) the exercise of an option granted by one or more of the Initial Stockholders to a third party prior to the date hereof; provided, however, that with respect to each of the transfers described in clauses (a), (b), (c) and (d) of this sentence, prior to such transfer, the transferee of such transfer, or the trustee or legal guardian on behalf of any transferee, agrees in writing to be bound by the terms of this Agreement and of the corresponding Insider Letter signed by the Initial Stockholder transferring such Escrow Shares. During the period in which Escrow Shares are held in escrow, the Initial Stockholders shall not pledge or grant a security interest in such Escrow Shares or grant a security interest in their rights under this Agreement.

5. Concerning the Escrow Agent.

5.1. Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion, statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2. Indemnification. The Escrow Agent and each of its officers, directors, employees, agents, and attorneys shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3. Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4. Further Assurances. From time to time on and after the date hereof, the Company and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5. Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 30 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any appropriate court it reasonably deems appropriate.

5.6. Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company and a majority of the Initial Stockholders, jointly; provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7. Other Matters. The parties hereto agree that the duties and obligations of the Escrow Agent are only such as are herein specifically provided and no other. The Escrow Agent’s duties are as a depositary only, and the Escrow Agent shall incur no liability whatsoever, except as a direct result of its own gross negligence or willful misconduct. The Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, other than to keep safely, the Escrow Securities until it shall jointly be directed otherwise in writing by the Initial Stockholders and the Company or by a final judgment of a court of competent jurisdiction. The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it or in respect of the Escrow Securities. The Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

6. Miscellaneous.

6.1. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of Utah, without giving effect to any choice or conflict of law, provision or rule (whether of the State of Utah or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Utah). The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Utah or the United States District Court for the District of Utah, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and each of the Initial Stockholders hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 6.6 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

6.2. Third Party Beneficiaries. Each of the Initial Stockholders hereby acknowledges that the Underwriter is a third party beneficiary of this Agreement and this Agreement may not be modified or changed without the prior written consent of the Underwriter.

6.3. Entire Agreement. The Escrow Agent shall not be bound in any way by the terms of any other agreement to which the Initial Stockholders and the Company are parties, whether or not it has knowledge thereof, and the Escrow Agent shall not in any way be required to determine whether or not any other agreement has been complied with by the Initial Stockholders or the Company, or any other party thereto. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by all the parties hereto.

6.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or by facsimile transmission:

If to the Escrow Agent, to:

Interwest Transfer Company. Inc.
1981 East 4800 South, Suite 100
P.O. Box 17136
Holladay, UT 84117
Fax: (801) 277-3147

If to the Company, to:

Renewable Energy Acquisition Corp.
7078 East Fish Lake Road, Suite 800
Minneapolis, Minnesota 55311
Fax: (952) 546-2529

In either case with a copy to:

Crusader Securities, Inc.
230 Park Avenue, Suite 1000
New York, NY 10169
Fax: ________________

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7. Liquidation of Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period(s) specified in the Prospectus.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Stock Escrow Agreement as of the date first written above.

INTERWEST TRANSFER COMPANY, INC.

By:	Name:
Title:

RENEWABLE ENERGY ACQUISITION CORP.

By:	Name: Craig S. Laughlin
Title: Chief Executive Officer

INITIAL STOCKHOLDERS:

Craig S. Laughlin

Larry Hopfenspirger

Zenghua Ye

EXHIBIT A

CANCELLATION NOTICE

Interwest Transfer Company. Inc.
1981 East 4800 South, Suite 100
P.O. Box 17136
Holladay, UT 84117

Re:	Renewable Energy Acquisition Corp.
Cancellation of Certain Escrow Shares
Ladies and Gentlemen:

This Cancellation Notice is given under Section 3.1 of the Stock Escrow Agreement dated ____________, 2007 (the “Escrow Agreement”), by and between you as Escrow Agent, Renewable Energy Acquisition Corp. (the “Company”), and Craig S. Laughlin, Larry Hopfenspirger, and Zenghua Ye (the “Initial Stockholders”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Escrow Agreement.

The offering of Units described in the Prospectus was closed on __________________________, 2008. The total number of Units sold in the offering is __________________________.

Pursuant to Section 3.1 of the Escrow Agreement, you are, upon receipt of this notice, authorized and directed by the Company and each of the Initial Stockholders to deliver to the Company and, in your capacity as transfer agent of the Company, cancel on the books and records of the Company the following number of Escrow Shares of each of the Initial Stockholders:

Craig S. Laughlin	125,000x(_______________	÷2,000,000) = _______________	cancelled shares

Larry Hopfenspirger	125,000x(_______________	÷2,000,000) = _______________	cancelled shares

Zenghua Ye	125,000x(_______________	÷2,000,000) = _______________	cancelled shares

Please return the shares so cancelled to the status of authorized and unissued shares.

Renewable Energy Acquisition Corp.

Craig S. Laughlin, Chief Executive Officer